                                                      [LUCENT TECHNOLOGIES LOGO]

NEWS RELEASE

                              DRAFT: 7/23/01 11 PM





MEDIA INQUIRIES                        INVESTOR INQUIRIES
Michelle Davidson                      Barbara Gasper
908-582-7635 (office)                  908-582-8577 (office)
908-490-1731 (home)                    888-417-3212 (pager)
mmdavidson@lucent.com                  bgasper@lucent.com

Mary Lou Ambrus
908-582-3060 (office)
908-707-1147 (home)
mambrus@lucent.com




LUCENT TECHNOLOGIES REPORTS RESULTS FOR THIRD FISCAL QUARTER 2001

- BOTTOM LINE IMPROVES 5% SEQUENTIALLY; TOP LINE SHOWS STRONG PERFORMANCE IN DIFFICULT MARKET
- RESTRUCTURING PROGRAM CONTINUES; POSITIVE RESULTS IMPACT BOTTOM LINE AND BALANCE SHEET
- PHASE II RESTRUCTURING BEING DEVELOPED; NEW PLANS TARGET PROFITABILITY AND POSITIVE CASH FLOW DURING FISCAL YEAR 2002
-       BOARD VOTES TO ELIMINATE DIVIDEND


FOR RELEASE: TUESDAY, JULY 24, 2001
         MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today announced that the company reported revenues from continuing operations of $5.82 billion for the third fiscal quarter, despite very challenging market conditions. This compares with $5.915 billion in revenues achieved in the second fiscal quarter of 2001. On a sequential basis, the pro forma1 loss per share from continuing operations improved 5 percent from a loss of 37 cents to a loss of 35 cents. The third fiscal quarter pro forma results exclude business restructuring and related one-time charges of $684 million2, and the amortization of goodwill and acquired intangibles.
         "Today's announcement makes it clear - we are taking a multitude of actions to turn around the business, and we're accelerating our progress," said Lucent Technologies Chairman and Chief Executive Officer Henry Schacht.

                                     -more-

         Commenting on the company's performance, Schacht said, "Our decision to concentrate on large service providers worldwide, who are continuing to invest in their networks, is the reason why our revenues have held up quarter-to-quarter. In addition, our restructuring program has enabled us to deliver sequential improvement in the bottom line despite significant reserves for vendor financing associated with two projects." These reserves, which include One.Tel, had a 13-cent per share impact in the quarter.
         Schacht also indicated that Lucent announced contracts exceeding $2.5 billion during the past several weeks. "Achieving these wins in today's market environment is a testament to our unrelenting focus on our customers while we turn around the business," he said.
         Separately, the company announced today that it entered into a strategic manufacturing agreement with Celestica Inc. for the purchase of its manufacturing facilities at Oklahoma City and Columbus, Ohio for up to $650 million.
         Compared with the third fiscal quarter of 2000, revenues from continuing operations declined 21 percent to $5.82 billion and pro forma earnings per share from continuing operations declined 58 cents.

BALANCE SHEET IMPROVES
         "The success of our restructuring program is reflected in significant improvements on our balance sheet," said Lucent Chief Financial Officer Frank D'Amelio. "Our aggressive management of inventory, combined with our intense focus on collections, has sequentially improved our cash flows from operating activities by $1.4 billion in the quarter. Our enhanced collections have resulted in a 14-day improvement in days sales outstanding (the number of days required to collect a receivable). Furthermore, by improving planning, moving to a build-to-order model and working more closely with our suppliers, we've been able to simultaneously reduce inventory and improve production cycles."
         With regard to funding, Lucent closed on an accounts receivable securitization facility for $750 million, of which the company received $435 million in the third fiscal quarter. At quarter end, the company's cash balance was $2.3 billion and $2.3 billion had been drawn from the $4 billion in credit facilities. Right after the end of the third fiscal quarter, Lucent also closed on a real estate financing deal, receiving cash proceeds of approximately $300 million. In addition, the company paid its $750 million note that matured on July 15.


                                     -more-

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                                       -3-

THIRD FISCAL QUARTER 2001 RESULTS ON AN AS-REPORTED BASIS
         On an as-reported basis, revenue from continuing operations for the third fiscal quarter of 2001 declined 21 percent to $5.82 billion compared with $7.41 billion in the year-ago quarter. The net loss from continuing operations, including the $684 million business restructuring and one-time charges, as well as the amortization of goodwill and other acquired intangibles, was $1.89 billion, or 55 cents per basic and diluted share, compared with net income of $286 million, or 9 cents per diluted share, in the year-ago quarter. Including the loss from discontinued operations, Lucent's as-reported results for the quarter were a net loss of $3.25 billion, or a loss of 95 cents per basic and diluted share, compared with a net loss of $301 million, or a loss of 9 cents per diluted share, in the year-ago quarter.


COMPANY REPORTS CLEAR, DEMONSTRABLE PROGRESS WITH RESTRUCTURING
-       ON TRACK FOR ANNUALIZED EXPENSE REDUCTION OF $2 BILLION
-       WORKING CAPITAL IMPROVED BY $3 BILLION
-       HEADCOUNT REDUCED BY MORE THAN 10,500

         During the quarter, Lucent made significant progress with its restructuring program:
         The Company is on track to reduce its operational expenses by $2 billion on an annual basis by the end of the fiscal year through headcount reductions, product rationalizations, reduced financing costs and decreased discretionary spending.
         Working capital has been reduced by $3 billion, $1 billion more than the original target, excluding business restructuring charges and other inventory reserves. In addition, Lucent reduced its forecasted capital spending by more than $700 million to approximately $1.5 billion for fiscal year 2001. This represents a $400 million decline from the prior year.
         Lucent exceeded its target for work force reductions with the elimination of more than 10,500 positions since January. Additionally, in July, more than 8,500 employees accepted a voluntary retirement offer that Lucent made to accelerate its restructuring plans. Lucent expects to take a non-cash charge of approximately $1.2 billion in the fourth fiscal quarter for termination benefits in connection with this voluntary offer.
         In total, Lucent has reduced its work force by approximately 19,000 since January. In addition, the company has eliminated about 5,500 contractor positions since January to further reduce spending.
         The Company has entered into a strategic manufacturing agreement with Celestica Inc. regarding manufacturing operations in Oklahoma City and Columbus, Ohio.


                                     -more-


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                                       -4-

COMPANY DEVELOPING PHASE II RESTRUCTURING PLANS INTENDED TO:
-       DRIVE OUT AN ADDITIONAL $2 BILLION IN ANNUAL EXPENSES
-       IMPROVE WORKING CAPITAL PERFORMANCE BY AN ADDITIONAL $1 BILLION
-       REDUCE ITS CAPITAL SPENDING RATE BY AN ADDITIONAL $750 MILLION
-       REDUCE HEADCOUNT BY AN ADDITIONAL 15,000 TO 20,000
- CENTER ON A NEW BUSINESS MODEL THAT REFLECTS A MORE LEAN AND CUSTOMER-FOCUSED COMPANY
-       RESULT IN A PHASE II RESTRUCTURING CHARGE OF $7 BILLION-$9 BILLION
-       RETURN THE COMPANY TO PROFITABILITY AND POSITIVE CASH FLOW DURING FISCAL
        2002

          "I am pleased with the progress we have made on all points of Phase I of our restructuring program," Schacht said. "However, we intend to go deeper with a new phase of our restructuring to reshape Lucent for future growth and profitability even more quickly." The company is developing plans that would, when implemented:
     -   Reduce annual operating expenses by an additional $2 billion;
     -   Improve working capital performance by an additional $1 billion;
     - Reduce the company's capital spending rate by an additional $750 million;
     -   Reduce its work force by another 15,000 to 20,000;
     -   Result in the company recording a charge in the range of $7 billion to $9 billion in the fourth fiscal quarter of 2001 related to the headcount reductions, product rationalizations and the associated asset write-offs. Approximately $2 billion of the charge will be cash-related.
     - Return the company to profitability and positive cash flow during fiscal year 2002.
         Schacht noted that taking these proposed actions is subject to amending certain portions of the credit facilities secured in February. "Because the covenants under the credit facilities do not allow for the potential restructuring charge that would be required, we have entered into discussions to modify the agreements," said Schacht. "We are not requesting an increase in the total amount of the facilities. Rather, we are requesting flexibility that would be needed to accomplish our Phase II restructuring plans." Schacht also noted that the company is in full compliance with the covenants of the credit agreements and would not implement its Phase II restructuring plans until the credit facilities are amended.
         The central piece of the Phase II restructuring plan is a new go-to-market business model that reflects a leaner, more customer-focused company. Lucent will be organized around two major segments - Mobility
Solutions and Integrated Network Solutions - that match the way the world's major service providers make purchases and how they are organizing themselves. As a result, the company plans to refocus

                                     -more-
its product line and R&D, sales and marketing, supply chain and services around a more focused approach to the market. This new streamlined model will reduce the infrastructure required to support the business, which will result in significantly reduced costs.
         "Our intent is to be a company with a sharper focus, less overhead and less complexity," Schacht said. "We are focusing on the largest service providers around the world, providing them with next-generation mobile and fixed networks. We will build upon our strengths in mobility, optical and data networks and the services and software designed to allow our customers to better manage their networks and create revenue-generating services."

LUCENT EXPECTS TO RETURN TO PROFITABILITY DURING FISCAL YEAR 2002
         "Driven by the momentum created by the cumulative effect of our seven-point restructuring plan and Phase II, when it is approved, we expect to return to profitability and positive cash flow during fiscal year 2002," said Schacht. "As we've said, fiscal year 2001 is a transition and rebuilding year for Lucent. The name of the game is to create a new, leaner, faster company."
         For the fourth fiscal quarter of 2001, Lucent expects to deliver sequential improvement on the bottom line, but due to market uncertainties, the company is no longer providing guidance for the top line.

BOARD OF DIRECTORS VOTES TO ELIMINATE DIVIDEND
         Lucent's Board of Directors has decided to reinvest the funds for dividends into its new go-to-market business model in order to maximize Lucent's long-term value for shareowners. Therefore, Lucent is eliminating its dividend, starting with the dividend normally paid on September 1, which will free up approximately $68 million in cash each quarter.

REVIEW OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 2001
LUCENT PRODUCTS
         Revenues were $4.61 billion, a decrease of 2 percent sequentially and a decline of 24 percent compared with the year-ago quarter when overall market conditions were much more robust. Revenues were primarily driven by sales to large service providers in North America and Europe.
         Within the U.S., revenues decreased 14 percent sequentially, adversely affected by the industrywide slowdown in capital spending. Compared with the year-ago quarter, U.S. revenues declined 38 percent.

                                     -more-

         Revenues outside the U.S. increased 26 percent sequentially and 14 percent compared with the year-ago quarter driven by strong performances in Europe and China. Non-U.S. revenues represented 39 percent of Lucent's total product sales in the quarter.

         Recent Product highlights include:

- A three-year deal with Sprint worth up to $1 billion for Lucent to supply equipment and services for the next phase of Sprint's nationwide wireless network development and expansion.

- A multi-million dollar CDMA agreement with China Unicom in which Lucent delivered its systems ahead of schedule.

- The industry's first sale of a high-capacity, all-optical switch - the WaveStar(R) LambdaRouter - to Global Crossing for use in its trans-Atlantic optical network.

-    A four-year agreement valued at more than $150 million with Saudi
     Telecom.

- A $130 million contract to help expand the wireless network of Brazil's largest mobile phone operator.

- An agreement to supply Qwest Communications Digital Subscriber Line equipment to enable it to provide high-speed Internet access to 2.5 million homes and businesses in 11 states.

- A one-year, $90 million agreement with TyCom for optical networking systems and services for its global network with potential upgrades of more than $50 million.

LUCENT SERVICES
         Revenues were $1.14 billion, an increase of 3 percent sequentially and a decrease of 12 percent compared with the year-ago quarter. Within the U.S., revenues rose 17 percent sequentially and declined 4 percent compared with the year-ago quarter. Revenues outside the U.S. decreased 25 percent on a sequential basis and 28 percent year-over-year. Revenues outside the U.S. represented approximately 25 percent of total Services sales in the quarter.
         Recent Services highlights include:

- Participation in the three-year Sprint and Qwest agreements. The Sprint deal calls for Lucent Worldwide Services to perform equipment engineering, installation, cell site optimization and project management for the network deployment. For the Qwest agreement, Lucent Worldwide Services will install the DSL solution.

- A four-year contract with U.S. Cellular in which Lucent Worldwide Services will provide engineering and installation services to upgrade its digital network in Virginia, West Virginia, North Carolina and South Carolina.



                                     -more-

- An agreement with Redes e Servicos de Telecomunicacoes, SA to design and build an advanced broadband network that will integrate digital TV broadcasting with multimedia services such as next generation Internet services, interactive TV services, telephony and video conferencing for businesses and residential customers.

- Participation in a three-year, $33 million contract with Impsat Fiber Networks to help the company offer bandwidth-intensive data and value-added services to its customers.

- An agreement with PT Telkom, the leading provider of local and long distance telecommunications services in Indonesia, to build a nationwide intelligent network and multimedia access infrastructure.

GROSS MARGIN
         The pro forma gross margin for the quarter represented 16 percent of revenues from continuing operations, a sequential decrease of 1 percentage point and a decline of 26 percentage points compared with the year-ago quarter. Gross margin was constrained by lower sales volumes across most product lines; decreased high-margin software revenue; and the impact of several lower-margin overseas contracts and certain contract writedowns. The company believes that its aggressive restructuring efforts will lead to improved margins over time.

EXPENSES
         On a pro forma basis, selling, general and administrative (SG&A) expenses decreased 5 percent on a sequential basis, and rose 45 percent compared to the year-ago quarter due to significant increases in the provision for receivables and customer financing. This was partially offset by decreases in Marketing and Sales and General and Adminstrative expenses.
         Research and development spending decreased 18 percent sequentially as the company rationalizes its product portfolio. Compared with the year-ago quarter, R&D spending declined 1 percent.

DISCONTINUED OPERATIONS
         Lucent continues to move forward with its intention to spin off Agere Systems Inc., formerly the microelectronics business, as a fully independent company, and has accounted for the financial results of that business as discontinued operations. Lucent, as noted previously, is in discussion with its banks to amend the covenants under its credit facilities. The terms of such an amendment are expected to delay the Agere spin off for up to six months. The company may explore an alternative path for achieving full independence for Agere through a secondary public offering of the Agere shares held by Lucent, if a change in the spin-off plan is in the best interests of its shareholders.


                                     -more-

         In the quarter, Lucent recorded a net loss from discontinued operations of $1.36 billion. The loss resulted from a revised estimate of Lucent's share of the estimated net loss of the microelectronics business from March 31, 2001 through the expected spin date. The loss includes business restructuring and related one-time charges, including inventory writedowns and other asset impairments previously announced by Agere.
         Lucent's financial information for discontinued operations will differ from the information reported by Agere Systems due to different assumptions and allocations required to be made by the two companies.

         The quarterly earnings conference call will take place today at 9 a.m.
(EDT) and be broadcast live over the Internet at [website deleted]. It will be maintained on the site for replay through July 31.
         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software and services for next-generation communications networks for service providers and enterprises. Backed by the research and development of Bell Labs, Lucent focuses on high-growth areas such as broadband and mobile Internet infrastructure; communications software; Web-based enterprise solutions that link private and public networks; and professional network design and consulting services. For more information on Lucent Technologies, visit its Web site at [website deleted].

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, timely completion of the sale of certain of Lucent's manufacturing facilities and assets and its optical fiber business, and continued availability of quality products and components at reasonable prices after the sales, control of costs and expenses, international growth, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, compliance with the covenants and restrictions of our bank credit facilities, the timely completion of the expected distribution of Agere shares to Lucent shareholders, the timely implementation of our restructuring and financial plans, including the amendment of our bank credit facilities on satisfactory terms and on a timely basis to allow Lucent to accomplish Phase II of its restructuring program in a timely way, general industry and market conditions and growth rates and general domestic and international economic conditions including the global economic slowdown and interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. In addition, see the prospectus and reports filed by Agere with the SEC for a further list and description of risks and uncertainties related to Agere. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The loss per share reported in this release for the three months ended June 30, 2001 represents basic and diluted loss per share. As a result of the loss reported from continuing operations for the three months ended June 30, 2001, potentially dilutive securities have been excluded from the calculation of earnings (loss) per share because their effect would offset the loss. Earnings per share reported in this release for the three months ended June 30, 2000 represents diluted earnings per share.

(1) The pro forma results from continuing operations for the June 30, 2001 quarter excludes the business restructuring and one-time charges of $684 million and amortization of goodwill and other acquired intangibles of $233 million. The pro forma results from continuing operations for the June 30, 2000 quarter excludes the amortization of goodwill and other acquired intangibles of $51 million. Income taxes are reflected on a pro forma stand-alone basis and exclude the effect of tax benefits associated with discontinued operations and the pro forma adjustments noted above. The pro forma results from continuing operations for the March 31, 2001 quarter excludes the business restructuring and one-time charges of $2.7 billion and amortization of goodwill and other acquired intangibles of $249 million.

(2) The business restructuring and related one-time charges comprise $176 million of asset writedowns, $244 million for employee separations, $85 million in other restructuring charges and $278 million of pension curtailment charge, offset by a $99 million reversal of the second fiscal quarter's business restructuring charge.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(UNAUDITED; AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                           THREE MONTHS ENDED
                                                                      --------------------------------------------------------------
                                                                             JUNE 30, 2001                   MARCH 31, 2001
                                                                      ----------------------------    ----------------------------
                                                                      As Reported       Pro Forma     As Reported       Pro Forma
Revenue ............................................................  $     5,819       $   5,819     $     5,915       $   5,915
Costs (a) ..........................................................        5,005           4,862           5,416           4,880
                                                                      ----------------------------    ----------------------------
    Gross margin ...................................................          814             957             499           1,035

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
                goodwill and other acquired intangibles ............        1,813           1,813           1,899           1,899
    Amortization of goodwill and other acquired intangibles ........          233               -             249               -
                                                                      ----------------------------    ----------------------------
    Selling, general and administrative ............................        2,046           1,813           2,148           1,899
    Research and development .......................................          793             793             970             970
    In-process research and development ............................            -               -               -               -
    Business restructuring charges and related asset impairments ...          541               -           2,174               -
                                                                      ----------------------------    ----------------------------
         Total operating expenses ..................................        3,380           2,606           5,292           2,869
Operating income (loss) ............................................       (2,566)         (1,649)         (4,793)         (1,834)
Other income (expense), net ........................................         (179)           (179)            (77)            (77)
Interest expense ...................................................          115             115             153             153
                                                                      ----------------------------    ----------------------------

Income (loss) from continuing operations before income taxes .......       (2,860)         (1,943)         (5,023)         (2,064)
Provision (benefit) for income taxes (b) ...........................         (973)           (740)         (1,643)           (802)
                                                                      ----------------------------    ----------------------------
Income (loss) from continuing operations ...........................  $    (1,887)      $  (1,203)    $    (3,380)      $  (1,262)
Income (loss) per share from continuing operations (c) .............  $     (0.55)      $   (0.35)    $     (0.99)      $   (0.37)
Effective tax rate (%) - continuing operations .....................        34.0%           38.1%           32.7%           38.9%
Loss from discontinued operations, net .............................  $    (1,360)                    $      (308)
Loss per share from discontinued operations (c) ....................        (0.40)                          (0.09)
Net loss ...........................................................       (3,247)                         (3,688)
Net loss per share (c) .............................................  $     (0.95)                    $     (1.08)

                                                                      ----------------------------    ----------------------------
Weighted average number of common shares outstanding (c) ...........      3,405.2         3,405.2         3,400.8         3,400.8
                                                                      ----------------------------    ----------------------------

                                                                          THREE MONTHS ENDED
                                                                      ------------------------------------------------------
                                                                             JUNE 30, 2000             % CHANGE PRO FORMA
                                                                      ---------------------------   ------------------------
                                                                      As Reported       Pro Forma   3Q vs 2Q       3Q vs 3Q
Revenue ............................................................  $     7,412       $   7,412      (1.6%)        (21.5%)
Costs (a) ..........................................................        4,278           4,278       (.4%)         13.7%
                                                                      ---------------------------
    Gross margin ...................................................        3,134           3,134      (7.5%)        (69.5%)

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
                goodwill and other acquired intangibles ............        1,253           1,253      (4.5%)         44.7%
    Amortization of goodwill and other acquired intangibles ........           51               -
                                                                      ---------------------------
    Selling, general and administrative ............................        1,304           1,253      (4.5%)         44.7%
    Research and development .......................................          801             801     (18.2%)         (1.0%)
    In-process research and development ............................          428               -
    Business restructuring charges and related asset impairments ...            -               -
                                                                      ---------------------------
         Total operating expenses ..................................        2,533           2,054      (9.2%)         26.9%
Operating income (loss) ............................................          601           1,080     (10.1%)       (252.7%)
Other income (expense), net ........................................          103             103     132.5%        (273.8%)
Interest expense ...................................................           77              77     (24.8%)         49.4%
                                                                      ---------------------------

Income (loss) from continuing operations before income taxes .......          627           1,106      (5.9%)       (275.7%)
Provision (benefit) for income taxes (b) ...........................          341             330      (7.7%)       (324.2%)
                                                                      ---------------------------
Income (loss) from continuing operations ...........................  $       286       $     776      (4.7%)        (255.0%)
Income (loss) per share from continuing operations (c) .............  $      0.09       $    0.23      (5.4%)        (252.2%)
Effective tax rate (%) - continuing operations .....................        54.4%           29.8%
Loss from discontinued operations, net .............................  $      (587)
Loss per share from discontinued operations (c) ....................        (0.18)
Net loss ...........................................................         (301)
Net loss per share (c) .............................................  $     (0.09)

                                                                      ---------------------------
Weighted average number of common shares outstanding (c) ...........      3,331.2         3,331.2
                                                                      ---------------------------

(a) For the three months ended June 30, 2001 and March 31, 2001, total business restructuring and one-time charges include inventory write-downs of $143 and $536, respectively, which are recorded as a component of Costs, and excluded from pro forma costs.
(b)     Pro forma income taxes are reflected on a pro forma stand-alone basis.
(c) As a result of the loss reported from continuing operations for the three months ended June 30, 2001 and March 31, 2001, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would offset the loss. Represents diluted earnings per share for June 30, 2000.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(UNAUDITED; AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                                                       ------------------------------
                                                                               JUNE 30, 2001
                                                                       ------------------------------
                                                                       As Reported         Pro Forma
                                                                       -----------         ---------
Revenue ............................................................   $    16,088         $  16,088
Costs (b) ..........................................................        14,093            13,414
                                                                       ------------------------------
    Gross margin ...................................................         1,995             2,674

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
                goodwill and other acquired intangibles ............         5,306             5,306
    Amortization of goodwill and other acquired intangibles ........           743                 -
                                                                       ------------------------------
    Selling, general and administrative (c) ........................         6,049             5,306
    Research and development .......................................         2,775             2,775
    In-process research and development ............................             -                 -
    Business restructuring charges and related asset impairments ...         2,715                 -
                                                                       ------------------------------
         Total operating expenses ..................................        11,539             8,081
Operating income (loss) ............................................        (9,544)           (5,407)
Other income (expense), net (d) ....................................          (296)             (296)
Interest expense ...................................................           395               395
                                                                       ------------------------------

Income (loss) from continuing operations before income taxes .......       (10,235)           (6,098)
Provision (benefit) for income taxes (e) ...........................        (3,394)           (2,324)
                                                                       ------------------------------
Income (loss) from continuing operations ...........................   $    (6,841)        $  (3,774)
Income (loss) per share from continuing operations (f) .............   $     (2.01)        $   (1.11)
Effective tax rate (%) - continuing operations .....................         33.2%             38.1%
Loss from discontinued operations, net .............................   $    (1,673)
Loss per share from discontinued operations (f) ....................         (0.50)
Extraordinary gain, net ............................................         1,154
Earnings per share from extraordinary gain (f) .....................          0.34
Cumulative effect of accounting change, net ........................            30
Earnings per share from cumulative effect of accounting change (f) .          0.01
Net income (loss) ..................................................        (7,330)
Net earnings (loss) per share (f) ..................................       $ (2.16)

                                                                       ------------------------------
Weighted average number of common shares outstanding (f) ...........       3,396.9           3,396.9
                                                                       ------------------------------

                                                                             NINE MONTHS ENDED
                                                                       -------------------------------
                                                                               JUNE 30, 2000                  % CHANGE
                                                                       -------------------------------        PRO FORMA
                                                                       As Reported      Pro Forma (a)         3Q vs 3Q
                                                                       -----------      -------------         ----------
Revenue ............................................................   $    21,732      $      21,495            (25.2%)
Costs (b) ..........................................................        12,445             12,316              8.9%
                                                                       -------------------------------
    Gross margin ...................................................         9,287              9,179            (70.9%)

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
                goodwill and other acquired intangibles ............         3,716              3,574             48.5%
    Amortization of goodwill and other acquired intangibles ........           139                  -
                                                                       -------------------------------
    Selling, general and administrative (c) ........................         3,855              3,574             48.5%
    Research and development .......................................         2,396              2,384             16.4%
    In-process research and development ............................           428                  -
    Business restructuring charges and related asset impairments ...             -                  -
                                                                       -------------------------------
         Total operating expenses ..................................         6,679              5,958             35.6%
Operating income (loss) ............................................         2,608              3,221           (267.9%)
Other income (expense), net (d) ....................................           340                138           (314.5%)
Interest expense ...................................................           237                237             66.7%
                                                                       -------------------------------

Income (loss) from continuing operations before income taxes .......         2,711              3,122           (295.3%)
Provision (benefit) for income taxes (e) ...........................           984                881           (363.8%)
                                                                       -------------------------------
Income (loss) from continuing operations ...........................   $     1,727      $       2,241           (268.4%)
Income (loss) per share from continuing operations (f) .............   $      0.52      $        0.68           (263.2%)
Effective tax rate (%) - continuing operations .....................         36.3%              28.2%
Loss from discontinued operations, net .............................   $       (24)
Loss per share from discontinued operations (f) ....................         (0.00)
Extraordinary gain, net ............................................             -
Earnings per share from extraordinary gain (f) .....................             -
Cumulative effect of accounting change, net ........................             -
Earnings per share from cumulative effect of accounting change (f) .             -
Net income (loss) ..................................................         1,703
Net earnings (loss) per share (f) ..................................        $ 0.52
                                                                       -------------------------------
Weighted average number of common shares outstanding (f) ...........       3,297.6            3,297.6
                                                                       -------------------------------

(a) The pro forma results of operations for the nine months ended June 30, 2000, exclude Lucent's Consumer Products business, which was sold in March 2000.
(b) For the nine months ended June 30, 2001, total business restructuring and one-time charges include inventory write-downs of $679, which are recorded as a component of Costs, and excluded from pro forma costs.
(c) The pro forma SG&A expense for the nine months ended June 30, 2000 excludes one-time costs of $61 primarily associated with the mergers with International Network Services, Excel Switching Corporation and
    Xedia Corporation.
(d) The pro forma other income for the nine months ended June 30, 2000 excludes a gain of $189 associated with the sale of an equity investment.
(e) Pro forma income taxes are reflected on a pro forma stand-alone basis.
(f) As a result of the loss reported from continuing operations for the nine months ended June 30, 2001, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would offset the loss. Represents diluted earnings per share for June 30, 2000.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(UNAUDITED; DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

                                                                    JUNE 30,    MARCH 31,   SEPTEMBER 30,
                                                                      2001        2001          2000
                                                                    --------    --------    ------------
ASSETS:
Cash and cash equivalents .......................................   $  2,285    $  1,402    $      1,467
Receivables, less allowances of $583, $588 and $479,
 respectively....................................................      4,618       6,136           8,782
Inventories, net ................................................      5,059       6,119           5,100
Contracts in process, net .......................................      1,245       1,572           1,881
Deferred income taxes, net ......................................      1,993       1,623           1,101
Other current assets ............................................      1,765       1,967           1,575
Net current assets of discontinued operations ...................          -           -             634
                                                                    --------    --------    ------------
               Total current assets .............................     16,965      18,819          20,540
Plant, property and equipment, net ..............................      5,055       5,078           5,046
Prepaid pension costs ...........................................      6,420       6,486           6,238
Goodwill and other acquired intangibles, net ....................      4,880       5,123           6,463
Other assets ....................................................      3,662       3,260           3,593
Net assets of discontinued operations ...........................      2,857       5,361           5,632
                                                                    --------    --------    ------------
   Total assets .................................................   $ 39,839    $ 44,127    $     47,512
                                                                    ========    ========    ============

LIABILITIES:
Accounts payable ................................................   $  1,896    $  2,055    $      2,583
Payroll and benefit-related liabilities .........................        979       1,318           1,010
Debt maturing within one year ...................................      3,215       2,314           3,468
Other current liabilities .......................................      4,002       4,256           3,099
Net current liabilities of discontinued operations ..............        462       2,101               -
                                                                    --------    --------    ------------
   Total current liabilities ....................................     10,554      12,044          10,160
Postretirement and postemployment benefit liabilities ...........      5,239       5,140           5,395
Long-term debt ..................................................      2,995       3,056           3,030
Deferred income taxes, net ......................................          -         324           1,203
Other liabilities ...............................................      1,226       1,503           1,552
                                                                    --------    --------    ------------
   Total liabilities ............................................     20,014      22,067          21,340

SHAREOWNERS' EQUITY:
Common stock * ..................................................         34          34              34
Additional paid-in capital ......................................     21,658      20,599          20,390
Guaranteed ESOP obligation ......................................          -          (3)            (16)
Retained (accumulated deficit) earnings .........................     (1,401)      1,912           6,129
Accumulated other comprehensive income (loss) ...................       (466)       (482)           (365)
                                                                    --------    --------    ------------
   Total shareowners' equity ....................................     19,825      22,060          26,172
                                                                    --------    --------    ------------
   Total liabilities and shareowners' equity ....................   $ 39,839    $ 44,127    $     47,512
                                                                    ========    ========    ============

* $0.01 per share par value; 10,000,000,000 authorized shares;
  3,410,772,734 issued and 3,410,125,365 outstanding as of June 30, 2001,
  3,401,539,700 issued and outstanding as of March 31, 2001 and 3,384,332,104 issued and outstanding as of September 30, 2000.

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                 SUMMARY FINANCIAL DATA (CONTINUING OPERATIONS)
                           (UNAUDITED; $ IN MILLIONS)

                                                                              THREE MONTHS ENDED
                                                                       --------------------------------
                                                                             JUNE 30,         MARCH 31,
                                                                       ------------------    ----------
                                                                        2001        2000        2001
                                                                       -------     -------     -------
RESULTS BY SEGMENTS

TOTAL REVENUES:            Products                                    $ 4,613     $ 6,102     $ 4,722
                           Services                                      1,137       1,286       1,106
                           Other                                            69          24          87
                                                                       -------     -------     -------
                              Total revenues                           $ 5,819     $ 7,412     $ 5,915
                                                                       =======     =======     =======

U.S. REVENUES
                           Products                                    $ 2,831     $ 4,538     $ 3,311
                           Services                                        849         885         724
                           Other                                            79          18         101
                                                                       -------     -------     -------
                              Total revenues - U.S.                    $ 3,759     $ 5,441     $ 4,136
                                                                       =======     =======     =======

NON-U.S. REVENUES
                           Products                                    $ 1,782     $ 1,564     $ 1,411
                           Services                                        288         401         382
                           Other                                           (10)          6         (14)
                                                                       -------     -------     -------
                              Total revenues - Non-U.S.                $ 2,060     $ 1,971     $ 1,779
                                                                       =======     =======     =======


CONTRIBUTION MARGIN:
                           Products                                    $  (960)    $ 1,506     $  (710)
                           Service                                        (119)        146        (246)
                                                                       -------     -------     -------
                              Total contribution margin                 (1,079)      1,652        (956)
                           Contribution margin percentage - Products    (20.8%)      24.7%       (15.%)
                           Contribution margin percentage - Services    (10.5%)      11.4%      (22.2%)
                           Regional operating expenses                    (460)       (588)       (592)
                           Other                                          (110)         16        (286)
                                                                       -------     -------     -------
                           Pro forma operating income (loss)           $(1,649)    $ 1,080     $(1,834)
                                                                       =======     =======     =======


PERCENTAGE-OF-REVENUES ANALYSIS - PRO FORMA
Costs                                                                     83.6%      57.7%       82.5%
Gross margin                                                              16.4%      42.3%       17.5%
SG&A                                                                      31.2%      16.9%       32.1%
Research and development                                                  13.6%      10.8%       16.4%
    Total operating expenses                                              44.8%      27.7%       48.5%
Operating income (loss)                                                 (28.3%)      14.6%      (31.0%)

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                 SUMMARY FINANCIAL DATA (CONTINUING OPERATIONS)
                           (UNAUDITED; $ IN MILLIONS)

                                             THREE MONTHS ENDED
                                        ------------------------------
                                              JUNE 30,       MARCH 31,
                                        ------------------- ----------
                                           2001       2000      2001
                                        -------    -------    -------
CASH FLOWS FROM CONTINUING OPERATIONS
Operating                               $  (110)   $  (386)   $(1,548)
Investing                               $  (370)   $  (980)   $  (408)
Financing                               $ 1,342    $   602    $  (278)

                                   JUNE 30,    MARCH 31,  SEPTEMBER 30,
                                     2001        2001          2000
                                  ---------   ---------- --------------
OTHER INFORMATION
Debt to capital (a)                  23.9%        19.6%        19.9%
Net debt to capital (b)              16.5%        15.2%        16.1%
Working capital (c)                  6,873        8,876        9,746
Current ratio                          1.6          1.6          2.0
Days Sales Outstanding (DSO)            83           97          114
Employees                           95,000      104,000      104,000

(a) defined as the ratio of total debt to total capital (debt plus equity)
(b) defined as the ratio of total debt less cash to total capital less cash.
(c) excludes net current assets (liabilities) from discontinued operations of ($462), ($2,101) and $634 for June 30, 2001, March 31, 2001 and
    September 30, 2000, respectively.

CUSTOMER FINANCING

                                         JUNE 30, 2001
                         -----------------------------------------------
                          TOTAL LOANS
                         AND GUARANTEES          LOANS       GUARANTEES
                         --------------         -------     ------------
Drawn commitments             $2,952             $2,293        $  659
Available but not drawn        1,605              1,561            44
Not available                    981                725           256
                              ------             ------        ------
    Total                     $5,538             $4,579        $  959
                              ======             ======        ======

                                         MARCH 31, 2001
                         -----------------------------------------------
                          TOTAL LOANS
                         AND GUARANTEES          LOANS       GUARANTEES
                         --------------         -------     ------------
Drawn commitments             $2,768             $1,974        $  794
Available but not drawn        3,238              2,529           709
Not available                    939                830           109
                              ------             ------        ------
    Total                     $6,945             $5,333        $1,612
                              ======             ======        ======

                                       SEPTEMBER 30, 2000
                         -----------------------------------------------
                          TOTAL LOANS
                         AND GUARANTEES          LOANS       GUARANTEES
                         --------------         -------     ------------
Drawn commitments             $2,034             $1,263        $  771
Available but not drawn        3,872              3,270           602
Not available                  2,196              2,121            75
                              ------             ------        ------
    Total                     $8,102             $6,654        $1,448
                              ======             ======        ======